Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

21ST CENTURY FOX REPORTS FULL YEAR INCOME FROM CONTINUING

OPERATIONS BEFORE INCOME TAX EXPENSE OF $4.69 BILLION AND TOTAL

SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND

AMORTIZATION OF $7.17 BILLION, A 9% INCREASE OVER THE PRIOR YEAR

RESULTS

Full Year Highlights

•

The Company continued to grow its cable channel and television businesses through 8% growth in affiliate revenues and 5% advertising gains while positioning these businesses for the future through the inclusion in the core bundles of new digital MVPD entrants.

•

The very successful broadcasts of Super Bowl LI and the Major League Baseball (“MLB”) World Series, which delivered the most watched baseball game in a quarter century, grew Fox Sports broadcast viewership by approximately 25% over the prior year driving a 20% increase in television segment contributions.

•	Fox News Channel was the most watched basic cable network over the last twelve months during which it achieved its highest-rated quarter ever in 24-hour viewership.

•	The Company strengthened its core domestic cable brands with the successful first seasons of Taboo, Legion, and Feud on FX and the global event series Mars and Genius on National Geographic.

•

The Company continued the expansion of its video offerings by introducing non-linear packages in Europe, Asia and Latin America under the labels FOX+ and FOX Premium, all tailored for specific markets and offering consumers more choice, and re-launching its domestic suite of authenticated entertainment apps through a unified FOX NOW app, and through further penetration and engagement of its Hotstar platform in India, where watch time has increased over the prior year by 300%.

•	The box office successes of Logan, an extension of the X-Men franchise, and Hidden Figures underscore the range and quality of what the Company’s studio brings to its audiences.

•

Twentieth Century Fox Television production studio produced the number one show on five different networks, including Empire on FOX, American Horror Story: Roanoke on FX, Modern Family on ABC, This Is Us on NBC, and American Dad on TBS.

•	Fox Television Stations sold broadcast spectrum in the Federal Communications Commission’s completed reverse auction for which the Company received approximately $350 million in proceeds in July 2017.

•

The Company reached an agreement with Sky plc (“Sky”) on the terms of an offer to acquire the Sky shares which the Company does not already own, which the Company believes will result in enhanced capabilities of the combined company, underpinned by a more geographically diverse and stable revenue base, and an improved balance between subscription, affiliate fee, advertising and content revenues. The acquisition of Sky remains subject to certain customary closing conditions, including approval by the UK Secretary of State for Digital, Culture, Media and Sport and the requisite approval of Sky shareholders unaffiliated with the Company.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

NEW YORK, NY, August 9, 2017 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months and full year ended June 30, 2017.

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“We delivered strong financial and operational momentum in fiscal 2017 driven by an acceleration in affiliate revenue growth which fueled fourth quarter cable segment OIBDA growth of 19%. The investment we have made in our video brands, and in programming that truly differentiates, is proving to be the right strategy. It is driving the value of our brand portfolio across both established and emerging distribution platforms and reflects our deep commitment to creative excellence across all of our entertainment production businesses. In addition, the outstanding performance of our live news and sports programming drove advertising growth for the year and continues to set our business apart. What we achieved in 2017 sets us up well for this year and beyond.”

Full Year Company Results

The Company reported annual income from continuing operations attributable to 21st Century Fox stockholders of $3.00 billion ($1.61 per share), compared with $2.76 billion ($1.42 per share) in the prior year. Excluding the net income effects of Impairment and restructuring charges, Other, net and adjustments to Equity losses of affiliates1, adjusted annual earnings per share from continuing operations attributable to 21st Century Fox stockholders2 was $1.93, a 12% increase compared to the adjusted year-ago result of $1.73.

The Company reported annual revenues of $28.50 billion, an increase of $1.17 billion, or 4%, from the $27.33 billion of revenues reported in the prior year. This revenue growth reflects higher affiliate and advertising revenues at both the Cable Network Programming and Television segments partially offset by lower theatrical and home entertainment revenues at the Filmed Entertainment segment.

Full year income from continuing operations before income tax expense of $4.69 billion increased $535 million from the $4.15 billion reported in the prior year. Full year total segment operating income before depreciation and amortization (“OIBDA”)3 of $7.17 billion, was $576 million, or 9%, higher than the amount reported in the prior year. The OIBDA growth was driven by higher contributions from the Company’s Cable Network Programming and Television segments partially offset by lower contributions from the Filmed Entertainment segment. The adverse impact of foreign exchange rates impacted annual OIBDA growth by $105 million, or 2% in total.

Fourth Quarter Company Results

The Company reported quarterly income from continuing operations attributable to 21st Century Fox stockholders of $501 million ($0.27 per share), as compared to $567 million ($0.30 per share) reported in the prior year quarter. Excluding the net income effects of Impairment and restructuring charges, Other, net and adjustments to Equity earnings (losses) of affiliates4 adjusted quarterly earnings per share from continuing operations attributable to 21st Century Fox stockholders was $0.36 as compared to $0.45 reported in the same quarter of the prior year. The prior year quarter adjusted earnings per share included a tax benefit of $0.07 per share from the receipt of a favorable tax ruling.

[1]	See footnote (a) on page 17 for a description of the full year adjustments to Equity losses from affiliates.
[2]

See pages 16 and 17 for reconciliations of reported income and earnings per share from continuing operations attributable to 21st Century Fox stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to 21st Century Fox stockholders, which may be considered non-GAAP financial measures.

[3]

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

[4]	See footnote (a) on page 16 for a description of the fourth quarter adjustments to Equity earnings (losses) from affiliates.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

The Company reported total quarterly revenues of $6.75 billion, a $102 million, or 2%, increase from the $6.65 billion of revenues reported in the prior year quarter. This revenue growth reflects higher affiliate and advertising revenue at the Cable Network Programming segment partially offset by lower content revenues at the Filmed Entertainment segment and lower advertising revenues at the Television segment.

Quarterly income from continuing operations before income tax (expense) benefit of $815 million increased $269 million from the $546 million reported in the prior year quarter. Quarterly total segment OIBDA of $1.45 billion was consistent with the amount reported in the prior year quarter. Higher contributions from the Company’s Cable Network Programming segment were offset by lower contributions from the Filmed Entertainment and Television segments.

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	US $ Millions
Revenues:

Cable Network Programming	$4,329	$3,921	$16,130	$15,029
Television	1,003	1,041	5,649	5,105
Filmed Entertainment	1,803	2,038	8,235	8,505
Other, Corporate and Eliminations	(387)	(354)	(1,514)	(1,313)

Total revenues	$6,748	$6,646	$28,500	$27,326

Segment OIBDA:

Cable Network Programming	$1,441	$1,214	$5,601	$5,145
Television	137	144	894	744
Filmed Entertainment	(22)	164	1,051	1,085
Other, Corporate and Eliminations	(106)	(71)	(373)	(377)

Total Segment OIBDA(a)	$1,450	$1,451	$7,173	$6,597

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

CABLE NETWORK PROGRAMMING

Full Year Segment Results

Cable Network Programming annual segment OIBDA increased 9% to $5.60 billion, driven by a 7% revenue increase led by continued growth in both affiliate and advertising revenues partially offset by a 7% increase in expenses. The increase in expenses was primarily due to higher domestic sports programming costs driven by higher professional team rights costs at the regional sports networks (“RSNs”) and increased MLB and National Association for Stock Car Auto Racing (“NASCAR”) rights costs at FS1, higher programming and marketing costs at FX Networks and National Geographic and higher entertainment programming costs at Fox Networks Group International (“FNG International”) and STAR India (“STAR”).

Domestic affiliate revenue increased 8% reflecting continued contractual rate increases, led by Fox News, FS1 and FX Networks. Domestic advertising revenue grew 6% over the prior year led by higher ratings and pricing at Fox News and higher postseason baseball ratings at FS1. Domestic OIBDA contributions increased 10% over the prior year led by higher contributions from Fox News, FS1 and FX Networks.

International affiliate revenue increased 7% driven by strong local currency growth at both FNG International channels and STAR, partially offset by a 4% adverse impact from the strengthened U.S. dollar. International advertising revenue decreased 3% due to the effect of the Indian government demonetization initiatives on the general advertising market, a lower volume of cricket matches broadcast in the current year at STAR and the negative impact of foreign exchange, partially offset by local currency growth at FNG International. Annual OIBDA at the international cable channels increased 4% reflecting higher affiliate revenues at both FNG International and STAR and lower sports programming costs at STAR due to lower volume of cricket matches broadcast in the current year.

Fourth Quarter Segment Results

Cable Network Programming quarterly segment OIBDA increased 19% to $1.44 billion, driven by 10% higher revenue from strong affiliate, content and advertising growth, partially offset by a 7% increase in expenses. The increase in expenses was primarily due to the broadcast of the International Cricket Council (“ICC”) Champions Trophy in the current quarter and higher programming and marketing costs at National Geographic.

Domestic affiliate revenue increased 10% reflecting higher pricing across all of our domestic cable brands, led by Fox News, RSNs, FX Networks and FS1. Domestic advertising revenue increased 6% over the prior year period as the impact of higher ratings at Fox News and increases at National Geographic were partially offset by the absence of the prior year quarter broadcast of the Copa America soccer tournament at FS1 as well as a lower number of National Basketball Association and National Hockey League playoff games broadcast on the RSNs compared to the prior year quarter. Domestic OIBDA contributions increased 22% over the prior year quarter led by higher contributions from Fox News, the RSNs and FS1.

International affiliate revenue increased 9% driven by higher rates and subscribers. International advertising revenue increased 9% from high double digit advertising increases at STAR, led by the current quarter broadcast of the ICC Champions Trophy. Quarterly OIBDA at the international cable channels increased 6% from the prior year quarter primarily reflecting higher contributions from FNG International partially offset by lower contributions from STAR.

TELEVISION

Full Year Segment Results

The Television segment generated annual OIBDA of $894 million, a $150 million, or 20%, increase over the $744 million reported in the prior year. Annual segment revenues were 11% higher than the prior year due primarily to strong sports advertising revenue

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

growth led by the broadcast of Super Bowl LI, the MLB World Series, which benefited from strong ratings and two additional games versus last year, and the inclusion of one additional National Football League divisional playoff game. Higher local political advertising spending at the television stations and continued growth of retransmission consent revenues also contributed to the segment revenue growth. These revenue increases were partially offset by lower network entertainment advertising revenues reflecting lower general entertainment ratings.

Fourth Quarter Segment Results

Television reported quarterly segment OIBDA of $137 million, a $7 million decrease compared to the prior year quarter. Quarterly segment revenues declined as lower national and local advertising revenues from lower general entertainment ratings were partially offset by higher retransmission consent revenues. Total segment expenses were 3% lower than the prior year quarter due to lower entertainment programming costs.

FILMED ENTERTAINMENT

Full Year Segment Results

Full year Filmed Entertainment segment OIBDA of $1.05 billion decreased $34 million from the prior year primarily due to a 4% adverse impact from foreign exchange rate fluctuations. Higher revenue from the television studio was more than offset by lower revenue at the film studio. The television studio’s revenue increased due to higher subscription video-on-demand licensing led by Homeland and The People v. O.J. Simpson: American Crime Story. The film studio’s revenue decline was attributable to difficult theatrical and home entertainment revenue comparisons to the prior year slate which included Deadpool and The Martian.

Fourth Quarter Segment Results

Filmed Entertainment generated a quarterly segment OIBDA loss of $22 million, a $186 million decrease from the $164 million contribution reported in the same period a year ago. The OIBDA decrease in the current quarter was principally driven by lower revenues at both the film and television studios. Quarterly segment revenues decreased $235 million to $1.80 billion, primarily reflecting lower home entertainment revenues due to the strong performance of Deadpool in the prior year quarter and lower pay and free television revenues due to the timing of feature film availabilities and fewer deliveries of returning television series.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

The Company’s share of equity earnings (losses) of affiliates is as follows:

		Three Months Ended June 30,		Twelve Months Ended June 30,
	% Owned	2017	2016	2017	2016
		US $ Millions
Sky	39%(1)	$83	$78	$338	$383
Other equity affiliates	Various(2)	(67)	(150)	(379)	(417)

Total equity earnings (losses) of affiliates		$16	$(72)	$(41)	$(34)

(1)	Please refer to Sky earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group, Hulu and Tata Sky.

Full Year Results

Annual equity losses of affiliates were $41 million as compared to $34 million of equity losses of affiliates in the prior year. The $7 million increase in losses primarily reflects higher equity losses from Hulu and lower equity earnings from Sky partially offset by lower equity losses from Endemol Shine Group.

Fourth Quarter Results

Quarterly equity earnings of affiliates were $16 million as compared to $72 million of equity losses of affiliates reported in the same period a year ago. The $88 million improvement in equity results primarily reflects lower equity losses reported at Endemol Shine Group and higher equity earnings reported at Sky.

OTHER ITEMS

Dividends

The Company has declared a dividend of $0.18 per Class A and Class B share. This dividend is payable on October 18, 2017 with a record date for determining dividend entitlements of September 13, 2017.

Pending Acquisition of the Remaining Shares of Sky

The Company’s pending acquisition of the public shares of Sky has been cleared on public interest and plurality grounds in all of the markets in which Sky operates except the UK, including Austria, Germany, Italy and the Republic of Ireland. The acquisition has also received unconditional clearance by all competent competition authorities. The transaction is subject to certain other customary closing conditions and the requisite approval of Sky shareholders unaffiliated with the Company. In the event that the UK Secretary of State for Digital, Culture, Media and Sport makes a final decision to refer to the Competition and Markets Authority for a phase two review, the transaction is expected to close by June 30, 2018.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

To receive a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the full year and fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.21cf.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries
212-852-7092 Mike Petrie, Investor Relations 212-852-7130	310-369-0773 Nathaniel Brown, Press Inquiries 212-852-7746

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	US $ Millions, except per share amounts
Revenues	$6,748	$6,646	$28,500	$27,326

Operating expenses	(4,303)	(4,227)	(17,775)	(17,129)
Selling, general and administrative	(1,014)	(990)	(3,617)	(3,675)
Depreciation and amortization	(143)	(139)	(553)	(530)
Impairment and restructuring charges	(102)	(277)	(315)	(323)
Equity earnings (losses) of affiliates	16	(72)	(41)	(34)
Interest expense, net	(310)	(296)	(1,219)	(1,184)
Interest income	9	10	36	38
Other, net	(86)	(109)	(327)	(335)

Income from continuing operations before income tax (expense) benefit	815	546	4,689	4,154
Income tax (expense) benefit	(258)	60	(1,419)	(1,130)

Income from continuing operations	557	606	3,270	3,024
Loss from discontinued operations, net of tax	(25)	—	(44)	(8)

Net income	532	606	3,226	3,016

Less: Net income attributable to noncontrolling interests	(56)	(39)	(274)	(261)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$476	$567	$2,952	$2,755

Weighted average shares:	1,854	1,893	1,856	1,945

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.27	$0.30	$1.61	$1.42

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.26	$0.30	$1.59	$1.42

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

CONSOLIDATED BALANCE SHEETS

	June 30, 2017	June 30, 2016
	US $ Millions
Assets:
Current assets:
Cash and cash equivalents	$6,163	$4,424
Receivables, net	6,477	6,258
Inventories, net	3,101	3,291
Other	545	976

Total current assets	16,286	14,949

Non-current assets:
Receivables, net	543	389
Investments	3,902	3,863
Inventories, net	7,452	6,612
Property, plant and equipment, net	1,781	1,692
Intangible assets, net	6,574	6,777
Goodwill	12,792	12,733
Other non-current assets	1,394	1,178

Total assets	$50,724	$48,193

Liabilities and Equity:
Current liabilities:
Borrowings	$457	$427
Accounts payable, accrued expenses and other current liabilities	3,451	3,181
Participations, residuals and royalties payable	1,657	1,672
Program rights payable	1,093	1,283
Deferred revenue	580	505

Total current liabilities	7,238	7,068

Non-current liabilities:
Borrowings	19,456	19,126
Other liabilities	3,616	3,678
Deferred income taxes	2,782	2,888
Redeemable noncontrolling interests	694	552
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	11
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,406	12,211
Retained earnings	5,315	3,575
Accumulated other comprehensive loss	(2,018)	(2,144)

Total Twenty-First Century Fox, Inc. stockholders’ equity	15,722	13,661
Noncontrolling interests	1,216	1,220

Total equity	16,938	14,881

Total liabilities and equity	$50,724	$48,193

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2017	2016
	US $ Millions
Operating activities:
Net income	$3,226	$3,016
Less: Loss from discontinued operations, net of tax	(44)	(8)

Income from continuing operations	3,270	3,024
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	553	530
Amortization of cable distribution investments	65	75
Impairment and restructuring charges	315	323
Equity-based compensation	126	196
Equity losses of affiliates	41	34
Cash distributions received from affiliates	186	351
Other, net	327	335
CLT20 contract termination costs	—	(420)
Deferred income taxes and other taxes	89	466
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables	(401)	(323)
Inventories net of program rights payable	(991)	(721)
Accounts payable and accrued expenses	152	(45)
Other changes, net	53	(777)

Net cash provided by operating activities from continuing operations	3,785	3,048

Investing activities:
Property, plant and equipment	(377)	(263)
Acquisitions, net of cash acquired	(75)	(916)
Investments in equity affiliates	(128)	(182)
Other investments	(172)	(277)

Net cash used in investing activities from continuing operations	(752)	(1,638)

Financing activities:
Borrowings	918	1,360
Repayment of borrowings	(573)	(687)
Repurchase of shares	(619)	(4,904)
Dividends paid and distributions	(943)	(821)
Purchase of subsidiary shares from noncontrolling interests	(1)	(290)
Other financing activities, net	(63)	12

Net cash used in financing activities from continuing operations	(1,281)	(5,330)

Net decrease in cash and cash equivalents from discontinued operations	(28)	(20)
Net increase (decrease) in cash and cash equivalents	1,724	(3,940)
Cash and cash equivalents, beginning of year	4,424	8,428
Exchange movement on cash balances	15	(64)

Cash and cash equivalents, end of year	$6,163	$4,424

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

SEGMENT INFORMATION

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	US $ Millions
Revenues:

Cable Network Programming	$4,329	$3,921	$16,130	$15,029
Television	1,003	1,041	5,649	5,105
Filmed Entertainment	1,803	2,038	8,235	8,505
Other, Corporate and Eliminations	(387)	(354)	(1,514)	(1,313)

Total revenues	$6,748	$6,646	$28,500	$27,326

Segment OIBDA:

Cable Network Programming	$1,441	$1,214	$5,601	$5,145
Television	137	144	894	744
Filmed Entertainment	(22)	164	1,051	1,085
Other, Corporate and Eliminations	(106)	(71)	(373)	(377)

Total Segment OIBDA(a)	$1,450	$1,451	$7,173	$6,597

Depreciation and amortization:

Cable Network Programming	$85	$82	$337	$311
Television	29	30	114	118
Filmed Entertainment	21	22	80	82
Other, Corporate and Eliminations	8	5	22	19

Total depreciation and amortization	$143	$139	$553	$530

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 13 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax (expense) benefit to total segment OIBDA.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

CONSOLIDATED REVENUES BY COMPONENT

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	US $ Millions
Affiliate fee	$3,183	$2,900	$12,172	$11,221
Advertising	1,701	1,709	8,039	7,659
Content	1,728	1,903	7,707	7,949
Other	136	134	582	497

Total revenues	$6,748	$6,646	$28,500	$27,326

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, which are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: Loss from discontinued operations, net of tax, Impairment and restructuring charges, Equity earnings (losses) of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

The following table reconciles income from continuing operations before income tax (expense) benefit to total segment OIBDA:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2017	2016	2017	2016
	US $ Millions
Income from continuing operations before income tax (expense) benefit	$815	$546	$4,689	$4,154
Add:
Amortization of cable distribution investments	19	22	65	75
Depreciation and amortization	143	139	553	530
Impairment and restructuring charges	102	277	315	323
Equity (earnings) losses of affiliates	(16)	72	41	34
Interest expense, net	310	296	1,219	1,184
Interest income	(9)	(10)	(36)	(38)
Other, net	86	109	327	335

Total Segment OIBDA	$1,450	$1,451	$7,173	$6,597

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

	Three Months Ended June 30, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,329	$(2,907)	$19	$1,441
Television	1,003	(866)	—	137
Filmed Entertainment	1,803	(1,825)	—	(22)
Other, Corporate and Eliminations	(387)	281	—	(106)

Consolidated Total	$6,748	$(5,317)	$19	$1,450

	Three Months Ended June 30, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,921	$(2,729)	$22	$1,214
Television	1,041	(897)	—	144
Filmed Entertainment	2,038	(1,874)	—	164
Other, Corporate and Eliminations	(354)	283	—	(71)

Consolidated Total	$6,646	$(5,217)	$22	$1,451

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

	Twelve Months Ended June 30, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$16,130	$(10,594)	$65	$5,601
Television	5,649	(4,755)	—	894
Filmed Entertainment	8,235	(7,184)	—	1,051
Other, Corporate and Eliminations	(1,514)	1,141	—	(373)

Consolidated Total	$28,500	$(21,392)	$65	$7,173

	Twelve Months Ended June 30, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$15,029	$(9,959)	$75	$5,145
Television	5,105	(4,361)	—	744
Filmed Entertainment	8,505	(7,420)	—	1,085
Other, Corporate and Eliminations	(1,313)	936	—	(377)

Consolidated Total	$27,326	$(20,804)	$75	$6,597

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to 21st Century Fox stockholders excluding the net income effects of Impairment and restructuring charges, Equity affiliate adjustments and Other, net and tax provision effects (“adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders”) may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following tables reconcile reported income and reported diluted EPS from continuing operations attributable to 21st Century Fox stockholders to adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders for the three months and full year ended June 30, 2017 and 2016.

	Three Months Ended
	June 30, 2017		June 30, 2016
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$557		$606
Less: Net income attributable to noncontrolling interests	(56)		(39)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$501	$0.27	$567	$0.30
Impairment and restructuring charges	102	0.06	277	0.15
Equity affiliate adjustments(a)	58	0.03	177	0.09
Other, net	86	0.05	109	0.06
Tax provision	(87)	(0.05)	(285)	(0.15)

As adjusted	$660	$0.36	$845	$0.45

(a)

Equity losses of affiliates for the three months ended June 30, 2017 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the Direct Broadcast Satellite (“DBS”) businesses from the Company. Equity losses of affiliates for the three months ended June 30, 2016 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment and restructuring costs and loss on the deconsolidation of a subsidiary.

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2017

	Twelve Months Ended
	June 30, 2017		June 30, 2016
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$3,270		$3,024
Less: Net income attributable to noncontrolling interests	(274)		(261)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$2,996	$1.61	$2,763	$1.42
Impairment and restructuring charges	315	0.17	323	0.17
Equity affiliate adjustments(a)	255	0.14	361	0.19
Other, net	327	0.18	335	0.17
Tax provision	(311)	(0.17)	(420)	(0.22)

As adjusted	$3,582	$1.93	$3,362	$1.73

(a)

Equity losses of affiliates for the twelve months ended June 30, 2017 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s restructuring and purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s impairment, restructuring and debt revaluation adjustments. Equity losses of affiliates for the twelve months ended June 30, 2016 was adjusted to remove from Sky’s results 21st Century Fox’s share of Sky’s purchase price amortization related to its acquisition of the DBS businesses from the Company and from Endemol Shine Group’s results 21st Century Fox’s share of Endemol Shine Group’s debt revaluation, impairment and restructuring costs and loss on the deconsolidation of a subsidiary.